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                                                                      Exhibit 11



                       OPTION CARE, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF PER SHARE EARNINGS
                       (In thousands, except share data)

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


                                        THREE MONTHS ENDED        SIX MONTHS ENDED
                                             June 30,                 June 30,
                                         1997        1996         1997        1996
                                       --------    --------     --------    --------
Net income...........................  $   434     $   867      $ 1,356     $ 1,716
                                       =======     =======      =======     =======

Weighted average shares issued.......   10,638      10,483       10,601      10,482
Additional shares included assuming
  exercise of stock options using
  treasury stock method..............      150         258          167         199
                                       -------     -------      -------     -------
Weighted average common shares and
  common share equivalents...........   10,788      10,741       10,768      10,681
                                       =======     =======      =======     =======

Net income per common and common
  equivalent share...................  $  0.04     $  0.08      $  0.13     $  0.16
                                       =======     =======      =======     =======

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